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                                                                    Exhibit 2.18



                            STOCK PURCHASE AGREEMENT


                                  By and Among


                         U.S.A. Floral Products, Inc.,

                              Selecta Farms, Inc.,

                         Saint Ann Trading Corporation,

                         Juecla Investment Corporation

                                      and

                           The Persons Named Therein


                              dated April 3, 1998
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                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----

1.   THE SALE AND PURCHASE OF SHARES......................................... 1
       1.1   The Stock Purchase.............................................. 1
       1.2   Purchase Price.................................................. 1
       1.3   Certain Information with Respect to Capital Stock of Saint Ann.. 2

2.   POST CLOSING ADJUSTMENT; PLEDGED ASSETS................................. 2
       2.1   Post-Closing Adjustment......................................... 2
       2.2   Pledged Assets.................................................. 3
       2.3   Stockholders' Representative.................................... 4

3.   CLOSING................................................................. 5
       3.1   Location and Date............................................... 5
       3.2   Closing Deliveries.............................................. 5

4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
     AND THE STOCKHOLDERS.................................................... 6
       4.1   Due Organization................................................ 6
       4.2   Authorization; Validity......................................... 6
       4.3   No Conflicts.................................................... 6
       4.4   Capital Stock of the Companies.................................. 7
       4.5   Transactions in Capital Stock................................... 7
       4.6   Subsidiaries, Stock, and Notes.................................. 8
       4.7   Predecessor Status.............................................. 8
       4.8   Absence of Claims Against the Companies......................... 8
       4.9   Selecta Financial Conditions.................................... 8
       4.10  Financial Statements............................................ 8
       4.11  Liabilities and Obligations..................................... 9
       4.12  Accounts and Notes Receivable...................................10
       4.13  Books and Records...............................................10
       4.14  Permits.........................................................10
       4.15  Real Property...................................................10
       4.16  Personal Property...............................................12
       4.17  Intellectual Property...........................................13
       4.18  Material Contracts and Commitments..............................14
       4.19  Government Contracts............................................15
       4.20  Insurance.......................................................16
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       4.21  Labor and Employment Matters....................................17
       4.22  Employee Benefit Plans..........................................17
       4.23  Conformity with Law; Litigation.................................19
       4.24  Taxes...........................................................20
       4.25  Absence of Changes..............................................22
       4.26  Deposit Accounts; Powers of Attorney............................23
       4.27  Environmental Matters...........................................24
       4.28  Relations with Governments......................................25
       4.29  Disclosure......................................................25
       4.30  USFloral Prospectus; Securities Representations.................25
       4.31  Affiliates......................................................26
       4.32  Location of Chief Executive Offices.............................26
       4.33  Location of Equipment and Inventory.............................26

5.   REPRESENTATIONS OF USFLORAL.............................................26
       5.1   Due Organization................................................26
       5.2   USFloral Common Stock...........................................26
       5.3   Authorization; Validity of Obligations..........................26
       5.4   No Conflicts....................................................27
       5.5   Capitalization of USFloral and Ownership of USFloral Stock......27

6.   COVENANTS...............................................................27
       6.1   Tax Matters.....................................................27
       6.2   Accounts Receivable.............................................29
       6.3   [Intentionally Omitted].........................................29
       6.4   Related Party Agreements........................................29
       6.5   Cooperation.....................................................29
       6.6   Conduct of Business Pending Closing.............................30
       6.7   Access to Information...........................................30
       6.8   Prohibited Activities...........................................31
       6.9   Notice to Bargaining Agents.....................................32
       6.10  Sales of USFloral Common Stock..................................32
       6.11  USFloral Stock Options..........................................34
       6.12  Other Covenants.................................................34

7.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF USFLORAL.....................34
       7.1   Representations and Warranties; Performance of Obligations......34
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       7.2   No Litigation...................................................34
       7.3   No Material Adverse Change......................................35
       7.4   Consents and Approvals..........................................35
       7.5   Opinion of Counsel..............................................35
       7.6   Charter Documents...............................................35
       7.7   Quarterly Financial Statements..................................35
       7.8   Due Diligence Review............................................35
       7.9   Delivery of Closing Financial Certificate.......................35
       7.10  [Intentionally Omitted].........................................36
       7.11  Employment Agreements...........................................36
       7.12  Stockholders' Release...........................................36
       7.13  Related Party Agreements........................................36
       7.14  Termination of Payments for Add-Backs...........................36

8.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANIES AND THE
     STOCKHOLDERS............................................................37
       8.1   Representations and Warranties; Performance of Obligations......37
       8.2   No Litigation...................................................37
       8.3   Consents and Approvals..........................................37
       8.4   Employment Agreements...........................................37

9.   INDEMNIFICATION.........................................................37
       9.1   General Indemnification by the Stockholders.....................37
       9.2   Limitation and Expiration.......................................38
       9.3   Indemnification Procedures......................................39
       9.4   Survival of Representations Warranties and Covenants............41
       9.5   Remedies Cumulative.............................................41
       9.6   Right to Set Off................................................41

10.   NONCOMPETITION.........................................................41
       10.1  Prohibited Activities...........................................41
       10.2  Damages.........................................................42
       10.3  Reasonable Restraint............................................42
       10.4  Severability; Reformation.......................................42
       10.5  Independent Covenant............................................43
       10.6  Materiality.....................................................43

11.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION...............................43
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       11.1  Stockholders....................................................43
       11.2  USFloral........................................................43
       11.3  Damages.........................................................44

12.  GENERAL.................................................................44
       12.1  Termination.....................................................44
       12.2  Effect of Termination...........................................44
       12.3  Successors and Assigns..........................................45
       12.4  Entire Agreement; Amendment; Waiver.............................45
       12.5  Counterparts....................................................45
       12.6  Brokers and Agents..............................................45
       12.7  Expenses........................................................45
       12.8  Specific Performance; Remedies..................................45
       12.9  Notices.........................................................46
       12.10 Governing Law...................................................47
       12.11 Severability....................................................47
       12.12 Absence of Third Party Beneficiary Rights.......................47
       12.13 Further Representations.........................................47
       12.14 Accounting Terms................................................47

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 3rd day of April, 1998, by and among U.S.A. Floral Products, Inc., a Delaware corporation ("USFloral"), Saint Ann Trading Corporation, a Florida corporation ("Saint Ann"), Selecta Farms, Inc., a Florida corporation (Selecta and Saint Ann are hereinafter collectively referred to as the "Companies"), Juecla Investment Corporation, a Panamanian corporation and the sole stockholder of Saint Ann ("Juecla") and Juan Mejia and Olga Kopp de Samper, the stockholders of Juecla (each a "Stockholder" and Juecla, Juan Mejia and Olga Kopp de Samper are hereinafter collectively referred to as the "Stockholders").

                                   BACKGROUND

     WHEREAS, Juecla owns all of the issued and outstanding shares of capital stock of Saint Ann and desires to sell all such shares to USFloral and USFloral desires to purchase all such shares from Juecla at the purchase price and upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

 1.  THE SALE AND PURCHASE OF SHARES

     1.1 The Stock Purchase. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date (as hereinafter defined) Juecla shall sell to USFloral all of the Saint Ann Common Stock (as defined in Section 1.3 hereof) and USFloral shall purchase (the "Stock Purchase") from Juecla all of the Saint Ann Common Stock, in exchange for the Purchase Price (as defined in Section 1.2 hereof), subject to adjustment as provided in Section 1.2 hereof. Saint Ann, after the consummation of the Stock Purchase, is sometimes referred to as the "Surviving Corporation."

     1.2  Purchase Price.

          (a) For purposes of this Agreement, the "Purchase Price" shall be $5,000,000 less (i) the aggregate amount of the long-term indebtedness of Saint Ann as of the Closing Date, including the current portion thereof (as set forth on Schedule 1.2 (a)) and (ii) the amounts set forth on Schedule 1.2(b), adjusted pursuant to this Section 1.2 and Section 2.1. Of the Purchase Price, $2,500,000 less long-term debt shall be paid in cash at Closing in immediately available funds. The remaining $2,500,000 of the Purchase Price shall be paid at Closing in shares of USFloral Common Stock valued at $22.32 per share (the "Initial Price"). All amounts of the Purchase Price withheld for long-term indebtedness will be applied toward such indebtedness on the Closing Date. The shares of USFloral Common Stock to be issued shall be registered under the Securities Act of 1933, as amended.
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          (b) The Purchase Price has been calculated based upon several factors set forth in this Agreement, including the assumption that the net worth of Saint Ann, calculated in accordance with generally accepted accounting principles ("GAAP") consistently applied, is equal to or greater than negative $354,000 (the "Net Worth Target") as of the Closing, provided the accruals set forth on Schedule 1.2(c) have been made.

          (c) If, on the Closing Financial Certificate (as defined in Section 7.9), the Certified Closing Net Worth (as defined in Section 7.9) is less than the Net Worth Target, then the Purchase Price to be delivered to Juecla may, at USFloral's election, be reduced either (i) at the Closing (which reduction shall be pro rata in cash and in USFloral Common Stock valued at the Initial Price in the same proportions as the cash and USFloral Common Stock components of the Purchase Price as provided in Section 1.2(a)), or (ii) after completion of the Post-Closing Audit (as defined in Section 2.1), by the difference between the Net Worth Target and the Certified Closing Net Worth set forth on the Closing Financial Certificate (which reduction shall be in USFloral Common Stock valued at the Initial Price).

     1.3 Certain Information with Respect to Capital Stock of Saint Ann. As of the date of this Agreement, the authorized capital stock of Saint Ann consists of 10,000 shares of common stock, par value $.01 per share (the "Saint Ann Common Stock"), of which 1,000 shares are issued and outstanding.

 2.  POST CLOSING ADJUSTMENT; PLEDGED ASSETS

     2.1  Post-Closing Adjustment.

          (a) The Purchase Price shall be subject to adjustment after the Closing Date as specified in this Section 2.1.

          (b) Within one hundred twenty (120) days following the Closing Date, USFloral shall cause Price Waterhouse LLP ("USFloral's Accountant") to audit the Surviving Corporation's books to determine the accuracy of the information set forth on the Closing Financial Certificate (the "Post-Closing Audit"). The parties acknowledge and agree that for purposes of determining the net worth of Saint Ann as of the Closing Date, the value of the assets of Saint Ann shall, except with the prior written consent of USFloral, be calculated as provided in the last paragraph of Section 7.9. The Stockholders shall cooperate and shall use their reasonable efforts to cause the officers and employees of Saint Ann to cooperate with USFloral and USFloral's Accountant after the Closing Date in furnishing information, documents, evidence and other assistance to USFloral's Accountant to facilitate the completion of the Post-Closing Audit within the aforementioned time period. Without limiting the generality of the foregoing, within two weeks after the Closing the Stockholders shall provide USFloral's Accountants with the information and/or documents requested on the Post-Closing Audit Checklist set forth as Schedule 2.1 hereto. In the event that USFloral's Accountant determines that the actual Company net worth as of the Closing Date was less than the Certified Closing Net Worth, USFloral shall deliver a written notice (the "Financial Adjustment Notice") to the Stockholders' Representative (as defined in Section 2.3) setting forth (i) the determination made

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by USFloral's Accountant of Saint Ann's actual net worth (the "Actual Company
Net Worth"), (ii) the amount of the Purchase Price that would have been payable at Closing pursuant to Section 1.2(c) had the Actual Company Net Worth been reflected on the Closing Financial Certificate instead of the Certified Closing Net Worth, and (iii) the amount by which the number of shares issued as part of the Purchase Price would have been reduced at Closing had the Actual Company Net Worth been used in the calculations pursuant to Section 1.2(c) (the "Purchase Price Adjustment"). The Purchase Price Adjustment shall take account of the reduction, if any, to the Purchase Price already taken pursuant to Section 1.2(c)(i).

          (c) The Stockholders' Representative (as defined in Section 2.3) shall have thirty (30) days from the receipt of the Financial Adjustment Notice to notify USFloral if the Stockholders dispute such Financial Adjustment Notice.
If USFloral has not received notice of such a dispute within such 30-day period, USFloral shall be entitled to receive from Juecla (which may, at USFloral's sole discretion, be from the Pledged Assets as defined in Section 2.2) the Purchase Price Adjustment. If, however, the Stockholders' Representative has delivered notice of such a dispute to USFloral within such 30-day period, then USFloral's Accountant shall select an independent accounting firm that has not represented any of the parties hereto within the preceding two (2) years to review the Surviving Corporation's books, Closing Financial Certificate and Financial Adjustment Notice (and related information) to determine the amount, if any, of the Purchase Price Adjustment. Such independent accounting firm shall be confirmed by the Stockholders' Representative and USFloral within five (5) days of its selection, unless there is an actual conflict of interest. The independent accounting firm shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were either (i) delivered or made available to USFloral's Accountant in connection with the transactions contemplated hereby or (ii) reviewed by USFloral's Accountant during the course of the Post-Closing Audit. The independent accounting firm shall make its determination of the Purchase Price Adjustment, if any, within thirty (30) days of its selection. The determination made by the independent accounting firm shall be final and binding on the parties hereto, and upon such determination, USFloral shall be entitled to receive from the Stockholders (which may, at USFloral's sole discretion, be from the Pledged Assets the Purchase Price Adjustment. The costs of the independent accounting firm shall be borne by the party (either USFloral or the Stockholders) whose determination of Saint Ann's net worth at Closing was further from the determination of the independent accounting firm, or equally by USFloral and the Stockholders in the event that the determination by the independent accounting firm is equidistant between the Certified Closing Net Worth and the Actual Company Net Worth. The Stockholders shall have the right to examine, upon written demand, in person or by agent or attorney, at any reasonable time or times, all of the books and records of accounts of the Companies to determine if they wish to dispute the Actual Company Net Worth and in connection with any resolution thereof.

     2.2  Pledged Assets.

          (a) As collateral security for the payment of any Purchase Price Adjustment under Section 2.1, or any indemnification obligations of the Stockholders pursuant to Article 9, Juecla shall, and by execution hereof does hereby, transfer, pledge and assign to USFloral, for the benefit of USFloral, a security interest in the following assets (the "Pledged Assets"):

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              (i)  at the Closing, that number of shares of USFloral Common
Stock with a value, based on the Initial Price, equal to ten percent (10%) of the Purchase Price as the same may have been adjusted pursuant to Section 1.2 or
Section 2.1 hereof, and the certificates and instruments, if any, representing or evidencing Juecla's Pledged Assets;

              (ii) all securities hereafter delivered to Juecla with respect to or in substitution for Juecla's Pledged Assets, all certificates and instruments representing or evidencing such securities, and all non-cash dividends and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and in the event Juecla receives any such property, Juecla shall hold such property in trust for USFloral and shall immediately deliver such property to USFloral to be held hereunder as Pledged Assets; and

              (iii) all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property.

          (b) Each certificate, if any, evidencing Juecla's Pledged Assets issued in its name in the Stock Purchase shall be delivered to USFloral directly by the transfer agent, such certificate bearing no restrictive or cautionary legend other than those imprinted by the transfer agent at USFloral's request. Juecla shall, at the Closing, deliver to USFloral, for each such certificate, a stock power duly signed in blank by it.

          (c) The Pledged Assets shall be available to satisfy any Purchase Price Adjustment pursuant to Section 2.1 and any indemnification obligations of the Stockholder pursuant to Article 9 until the date which is one year after the Closing Date (the "Release Date"). Promptly following the Release Date, USFloral shall return or cause to be returned to the Stockholders the Pledged Assets, less Pledged Assets having an aggregate value equal to the amount of (i) any Purchase Price Adjustment under Section 2.1, (ii) any pending claim for indemnification made by any Indemnified Party (as defined in Article 9) until such claim is resolved, and (iii) any indemnification obligations of the Stockholders pursuant to Article 9. For purposes of this Section 2.2(c) and
Article 9, the USFloral Common Stock held as Pledged Assets shall be valued at
(x) the Initial Price with respect to any Purchase Price Adjustment under
Section 2.1 and (y) the average of the closing price on the Nasdaq National Market per share of USFloral Common Stock for the five trading days prior to the satisfaction of an indemnification obligation (the "Market Value") with respect to indemnification obligations pursuant to Article 9.

          (d) Juecla shall be entitled to exercise any voting powers incident to the Pledged Assets and to receive and retain all cash dividends paid thereon.

     2.3  Stockholders' Representative.

          (a) The Stockholders, by signing this Agreement, designate Juan Mejia or, in the event that Juan Mejia is unable or unwilling to serve, Elena Mejia to be the Stockholders'

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Representative for purposes of this Agreement. The Stockholders shall be bound by any and all actions taken by the Stockholders' Representative on their behalf.

          (b) USFloral shall be entitled to rely upon any communication or writings given or executed by the Stockholders' Representative. All communications or writings to be sent to Stockholders pursuant to this Agreement may be addressed to the Stockholders' Representative and any communication or writing so sent shall be deemed notice to all of the Stockholders hereunder. The Stockholders hereby consent and agree that the Stockholders' Representative is authorized to accept deliveries, including any notice, on behalf of the Stockholders pursuant hereto.

          (c) The Stockholders' Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholders' Representative, and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with Article 9 of this Agreement. This power of attorney and all authority hereby conferred is granted subject to and coupled with the interest of the other Stockholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Stockholder or by operation of law, whether by such Stockholder's death or any other event.

 3.  CLOSING

     3.1 Location and Date. The Stock Purchase and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP in Miami, Florida on April 3, 1998, providing that all conditions to Closing shall have been satisfied or waived, or at such other time and date as USFloral, Saint Ann and the Stockholders may mutually agree, which date shall be referred to as the "Closing Date."

     3.2  Closing Deliveries.

          (a) At the Closing the Stockholders, as the holders of all outstanding certificates representing shares of Saint Ann Common Stock, shall surrender such certificates to USFloral and USFloral shall deliver to the Stockholders the Purchase Price set forth in Section 1.2 above.

          (b) The Stockholders shall deliver to USFloral at Closing the certificates representing the Saint Ann Common Stock, duly endorsed in blank by the Stockholders, or accompanied by blank irrevocable stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled and shall take such steps as shall be necessary to cause Saint Ann to enter USFloral or its nominee(s) upon the books of Saint Ann as the holder of the Saint Ann Common Stock and to issue one or more share certificates to USFloral or its nominee(s) representing the Saint Ann Common Stock. The Stockholders agree promptly to cure any deficiencies with respect to the endorsement of the

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

certificates or other documents of conveyance with respect to such Saint Ann Common Stock or with respect to the stock powers accompanying any Saint Ann Common Stock.

 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE STOCKHOLDERS

     To induce USFloral to enter into this Agreement and consummate the transactions contemplated hereby, each of the Companies and each Stockholder, jointly and severally, represents and warrants to USFloral as follows (for purposes of this Agreement, the phrases "knowledge of the Companies" or the "Companies' knowledge," or words of similar import, mean the knowledge of the Stockholders and the directors and officers of the Companies, including facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware):

     4.1 Due Organization. The Companies are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and are duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of the Companies, taken as a whole ("Material Adverse Effect"). Schedule 4.l hereto contains a list of all jurisdictions in which the Companies are authorized or qualified to do business. The Companies are in good standing in each such jurisdiction. The Companies have delivered to USFloral true, complete and correct copies of the Articles of Incorporation and Bylaws of the Companies. Such Articles of Incorporation and Bylaws are collectively referred to as the "Charter Documents." The Companies are not in violation of any Charter Documents. The minute books of the Companies have been made available to USFloral (and as of the Closing, will have been delivered, along with the Companies' original stock ledger and corporate seal, to USFloral) and are correct and, except as set forth in Schedule 4.1, complete in all material respects.

     4.2 Authorization; Validity. The Companies have all requisite corporate power and authority to enter into and perform their respective obligations pursuant to the terms of this Agreement. The Companies have the full legal right, corporate power and authority to enter into this Agreement and the transactions contemplated hereby. Each Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Companies and the performance by the Companies of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Companies and Juecla, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Companies and each Stockholder, enforceable in accordance with its terms.

     4.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

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          (a) conflict with, or result in a breach or violation of, any of the
Charter Documents;

          (b) conflict with, or result in a default (or an event that would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Companies or any Stockholder is a party or by which the Companies or any Stockholder is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Companies' properties pursuant to (i) any law or regulation to which the Companies or any Stockholder or any of their respective property is subject, or
(ii) any judgment, order or decree to which the Companies or any Stockholder is bound or any of their respective property is subject;

          (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Companies; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Companies or any Stockholder is subject or by which the Companies or any Stockholder is bound including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), together with all rules and regulations promulgated thereunder.

     4.4 Capital Stock of the Companies. The authorized capital stock of Saint Ann consists of 10,000 shares of Saint Ann Common Stock, of which 1,000 shares are issued and outstanding. The authorized capital stock of Selecta consists of 10,000 shares of common stock, $1.00 par value, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of the Companies have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholders in the amounts set forth in Schedule 4.4 free and clear of all Liens (defined below). All of the issued and outstanding shares of the capital stock of the Companies were offered, issued, sold and delivered by the Companies in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Companies. For purposes of this Agreement, "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

     4.5 Transactions in Capital Stock. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Companies to issue, sell or otherwise cause to become outstanding any shares of capital stock. The Companies have no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of their respective equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the Stock Purchase, USFloral will be the record and beneficial owner of all outstanding capital stock of the Companies and rights to acquire capital stock of the Companies.

     4.6  Subsidiaries, Stock, and Notes.

          (a) Except as set forth on Schedule 4.6(a), the Companies have no subsidiaries.

          (b) Except as set forth on Schedule 4.6(b), the Companies do not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor are the Companies, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity.

          (c) Except as set forth on Schedule 4.6(c), there are no promissory notes that have been issued to, or are held by, the Companies.

     4.7 Predecessor Status. Schedule 4.7 sets forth a list of all names of all predecessor companies of the Companies, including the names of any entities from which Saint Ann previously acquired significant assets. Except as set forth on Schedule 4.7, the Companies have never been a subsidiary or division of another corporation, nor have they been a part of an acquisition that was later rescinded.

     4.8  Absence of Claims Against the Companies.   Except as set forth on
Schedule 4.8, no Stockholder has any claims against the Companies, and upon consummation of the Stock Purchase and the distribution of the Purchase Price, no Stockholder will have any claims against the Companies.

     4.9  Selecta Financial Conditions.

          (a) Selecta's net worth (i) as of the end of its most recent fiscal year was not less than $64,000 and (ii) as of the Closing will not be less than the Net Worth Target, provided the accruals set forth on Schedule 1.2(c) have been made, to which all parties agree. For purposes of this Section 4.9(a), calculation of amounts as of the Closing shall be made in accordance with the last paragraph of Section 7.9.

          (b) Selecta's earnings before interest and taxes (after the addition of "add-backs" set forth on Schedule 4.9(b)) for its most recent fiscal year was not less than $883,000. Any adjustments made in Section 4.9(a) will not affect the calculation of EBIT.

     4.10  Financial Statements.   Schedule 4.10 includes (a) true, complete and
correct copies of each of Selecta's reviewed balance sheet as of June 30, 1997 (the end of its most recently completed fiscal year), and statement of income and retained earnings and statement of cash flow for the year then ended (collectively, the "Year-end Financials") and (b) true, complete and correct copies of the Selecta's unaudited balance sheet (the "Interim Balance Sheet") as of December 31, 1997 (the "Balance Sheet Date") and statement of profit and loss, for the six-month period then ended (collectively, the "Interim Financials," and together with the Year-end Financials, the "Company Financial Statements"). Except as noted on the Year-end Financials, the Company Financial Statements have been prepared in accordance with GAAP consistently applied, subject to, in the case of the Interim Financials, (i) normal year-end adjustments, which individually or in the aggregate will not be material; (ii) the exceptions stated on Schedule 4.10; and (iii) the omission of footnote information. Each balance sheet included in the Company Financial Statements presents fairly the financial condition of Selecta as of the date indicated thereon, and each of the income statements included in the Company Financial Statements presents fairly the results of its operations for the periods indicated thereon. Since the dates of the Company Financial Statements, there have been no material changes in the Companies' accounting policies other than as requested by USFloral to conform the Companies accounting policies to GAAP.

     4.11  Liabilities and Obligations.

          (a) The Companies are not liable for or subject to any liabilities except for:

              (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

              (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

              (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

          (b) Set forth on Schedule 4.11(b) is, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable.

          (c) Schedule 4.11(c) also includes a summary description of all current plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Companies have made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Companies would require additional material expenditures of capital.

          (d) For purposes of this Section 4.11, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured. Schedule 4.11(d) contains a complete list of all indebtedness of the Companies as of the Closing Date.

     4.12 Accounts and Notes Receivable. The Companies have delivered to USFloral a complete and accurate list, as of a date not more than two (2) business days prior to the date hereof, of the accounts and notes receivable of the Companies (including without limitation receivables from and advances to employees, the Stockholders and affiliates), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on the Companies' books and records (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within ninety (90) days after the day on which it first became due and payable. There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

     4.13 Books and Records. The Companies have made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Companies. The Companies have not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

     4.14 Permits. The Companies own or hold all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses and franchises necessary for the continued operation of their respective business as it is currently being conducted (the "Permits"). The Permits are valid, and the Companies have not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of the Companies or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Companies have conducted and are conducting their business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Companies by, any Permit.

     4.15  Real Property.

          (a) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by the Companies, together with any additions thereto or replacements thereof.

          (b) Schedule 4.15(b) contains a complete and accurate description of all Real Property (including street address, owner and Companies' use thereof) and, to the Companies' knowledge, any Liens on such Real Property. Schedule 4.15(b) indicates whether the Real Property is owned or leased. The Real Property listed on Schedule 4.15 includes all interests in real property necessary to conduct the business and operations of the Companies.

          (c) Except as set forth in Schedule 4.15(c):

              (i)   The Companies do not own any Real Property.

              (ii) The Companies have good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes.

              (iii) All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Real Property in the conduct of the Companies' business are installed to the property lines of the Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Companies' business and to permit full compliance with the requirements of all laws in the operation of such business. No fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

              (iv) The Real Property and all present uses and operations of the Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Companies have obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the use, occupation and operation of the Real Property.

              (v) There are no pending or, to the Companies' knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely affect the current use, occupancy or value thereof, nor have the Companies or any of the Stockholders received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

              (vi) No portion of the Real Property has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

              (vii) There are no parties other than the Companies in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

              (viii) There are no service contracts or other agreements relating to the use or operation of the Real Property.

              (ix) No portion of the Real Property is located in a wetlands area, as defined by Laws, or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization. No commercial use of any portion of the Real Property will violate any requirement of the United States Corps of Engineers or Laws relating to wetlands areas.

              (x) All written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Companies lease from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Companies have provided USFloral with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any options granted to such party under such Lease. The Companies do not have any oral leases. The Leases and the Companies' interests thereunder are free of all Liens, except as set forth on Schedule 4.15.

              (xi) None of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

     4.1  Personal Property.

          (a) Schedule 4.16(a) sets forth a complete and accurate list of all personal property included on the Interim Balance Sheet and all other personal property owned or leased by the Companies with a current book value in excess of $5,000 both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and an indication as to which assets are currently owned, or were formerly owned, by any Stockholder or business or personal affiliates of any Stockholder or of the Companies.

          (b) The Companies currently own or lease all personal property necessary to conduct the business and operations of the Companies as they are currently being conducted.

          (c) All of the trucks and other material machinery and equipment of the Companies, including those listed on Schedule 4.16(a), are in good working order and condition, ordinary wear and tear excepted. All leases set forth on
Schedule 4.16(a) are in full force and effect and constitute valid and binding agreements of the Companies, and the Companies are not in breach of any of their terms. All fixed assets used by the Companies that are material to the operation of its business are either owned by the Companies or leased under an agreement listed on Schedule 4.16(a).

     4.17  Intellectual Property.

          (a) The Companies are the true and lawful owner of, or are licensed or otherwise possess legally enforceable rights to use, the registered and unregistered Marks listed on Schedule 4.17(a). Such schedule lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks, that the Companies now own or use in connection with their businesses. Except with respect to those Marks shown as licensed on Schedule 4.17(a), the Companies own all of the registered and unregistered trademarks, service marks, and trade names that they use. The Marks listed on Schedule 4.17(a) will not cease to be valid rights of the Companies by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Section 4.17, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Companies, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Companies, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Companies in the United States or any foreign country.

          (b) The Companies are the true and lawful owner of, or are licensed or otherwise possesses legally enforceable rights to use, all rights in the Patents listed on Schedule 4.17(b)(i) and in the Copyright registrations listed on
Schedule 4.17(b)(ii). Such Patents and Copyrights constitute all of the Patents and Copyrights that the Companies now own or are licensed to use. The Companies own or are licensed to practice under all patents and copyright registrations that the Companies now own or use in connection with their businesses. For purposes of this Section 4.17, the term "Patent" shall mean any United States or foreign patent to which the Companies have title as of the date of this Agreement, as well as any application for a United States or foreign patent made by the Companies; the term "Copyright" shall mean any United States or foreign copyright owned by the Companies as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign country, as well as any application for a United States or foreign copyright registration made by the Companies.

          (c) The Companies are the true and lawful owner of, or are licensed or otherwise possess legally enforceable rights to use, all rights in the trade secrets, franchises, or similar rights

(collectively, "Other Rights"). Those Other Rights constitute all of the Other Rights that the Companies now own or are licensed to use. The Companies own or are licensed to practice under all trade secrets, franchises or similar rights that they own, use or practice under.

          (d) The Marks, Patents and Copyrights listed on Schedules 4.17(a), 4.17(b)(i) and 4.17(b)(ii), and the Other Rights are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by the Companies are referred to herein collectively as the "Company Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third Party Intellectual Property." Except as indicated on Schedule 4.17(d), the Companies have no obligations to compensate any person for the use of any Intellectual Property nor have the Companies granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

          (e) The Companies are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in Schedule 4.17(a), (b) or (c). No claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending or, to the knowledge of the Companies, are threatened by any person, nor, to the Companies' knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Companies infringe on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Companies of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Companies' businesses as currently conducted by the Companies; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secret material to the Companies; or (iv) challenging the Companies' license or legally enforceable right to use of the Third Party Intellectual Property. To the Companies' knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. Neither the Companies nor any of their subsidiaries (x) have been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that the Companies may be engaged in such infringement or (y) have knowledge of any infringement liability with respect to, or infringement by, the Companies or any of their subsidiaries of any trade secret, patent, trademark, service mark, or copyright of another.

          (f) All Intellectual Property in the form of computer software that is utilized by the Companies in the operation of its business is capable of processing date data between and within the twentieth and twenty-first centuries.

     4.18  Material Contracts and Commitments.

          (a) Schedule 4.18(a) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the

Companies are a party or by which they or their properties are bound (including without limitation, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Companies and any affiliate of the Companies or any officer, director or stockholder of the Companies are parties ("Related Party Agreements"); or (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $20,000, or that may generate revenues or income exceeding, during the current term thereof, $20,000 (collectively with the Related Party Agreements, the "Material Contracts"). The Companies have delivered to USFloral true, complete and correct copies of the Material Contracts that are in writing. The Companies have complied with all of their commitments and obligations and are not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and there are no Material Contracts that were not negotiated at arm's length.

          (b) Each Material Contract, except those terminated pursuant to
Section 6.4, is valid and binding on the Companies and is in full force and effect and is not subject to any default thereunder by any party obligated to the Companies pursuant thereto. The Companies have obtained all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the Stock Purchase and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party Consents are listed on Schedule 4.18(b).

          (c) The outstanding balances on all loans or credit agreements either
(i) between the Companies and any Person in which any of the Stockholders owns a material interest, or (ii) guaranteed by the Companies for the benefit of any Person in which any of the Stockholders owns a material interest, are set forth in Schedule 4.18(c).

          (d) The pledge, hypothecation or mortgage of all or substantially all of the Companies' assets (including, without limitation, a pledge of the Companies' contract rights under any Material Contract) will not, except as set forth on Schedule 4.18(d), (i) result in the breach or violation of, (ii) constitute a default under, (iii) create a right of termination under, or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the assets of the Companies (other than a lien created pursuant to the pledge, hypothecation or mortgage described at the start of this
Section 4.18(d)) pursuant to any of the terms and provisions of, any Material Contract to which the Companies are a party or by which the property of the Companies are bound.

     4.19  Government Contracts.

          (a) Except as set forth on Schedule 4.19, neither of the Companies are a party to any government contracts.

          (b) Neither of the Companies has been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Companies, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Companies' suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

          (c) Except as set forth in Schedule 4.19, neither of the Companies has been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any government agency or instrumentality, nor, to the knowledge of the Companies, has such audit or investigation been threatened.

          (d) Neither of the Companies has any dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

          (e) Neither of the Companies have, with respect to any government contract, received a cure notice advising the Companies that they are or were in default or would, if they failed to take remedial action, be in default under such contract.

          (f) Neither of the Companies has submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

          (g) No employee, agent, consultant, representative, or affiliate of either of the Companies is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Companies business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

          (h) Each of the Companies' government contracts has been issued, awarded or novated to the Companies in the Companies' name.

     4.20 Insurance. Schedule 4.20 sets forth a complete and accurate list of all insurance policies carried by the Companies and all insurance loss runs or workmen's compensation claims received for the past two policy years. The Companies have delivered to USFloral true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Companies are otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Companies. The insurance carried by the Companies with respect to its properties, assets and business is, to the Companies' knowledge, with financially sound insurers. To the knowledge of the Companies, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

     4.21 Labor and Employment Matters. With respect to employees of and service providers to the Companies:

          (a) the Companies are and have been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice;

          (b) there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Companies pending or, to the Companies' knowledge, threatened, before the National Labor Relations Board or any other comparable authority;

          (c) there is not now, nor within the past three years has there been, any labor strike, slowdown or stoppage actually pending or, to the Companies' knowledge, threatened, against or directly affecting the Companies;

          (d) to the Companies' knowledge, no labor representation organization effort exists nor has there been any such activity within the past three years;

          (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Companies' knowledge, no claims therefor exist or have been threatened;

          (f) the employees of the Companies are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Companies or currently being negotiated by the Companies; and

          (g) all persons classified by the Companies as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Companies have fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

     4.22 Employee Benefit Plans. Attached hereto as Schedule 4.22 are complete and accurate copies of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which are currently maintained and/or sponsored by the Companies, or to which the Companies currently contribute, or have an obligation to contribute in the future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans"). Schedule 4.22 sets forth all of the Plans that have been terminated within the past three years.

     All Plans are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable laws, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents. All Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), have been determined by the Internal Revenue Service to be so qualified, and copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report, are included as part of Schedule 4.22. To the extent that any Qualified Plans have not been amended to comply with applicable law, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within 120 days after the Closing Date. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or tax returns) have been timely filed or distributed. None of: (i) the Stockholders; (ii) any Plan; or (iii) the Companies have engaged in any transaction prohibited under the provisions of
Section 4975 of the Code or Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and
Section 302(1) of ERISA; and the Companies do not currently have (nor at the Closing Date will have) any direct or indirect liability whatsoever (including being subject to any statutory lien to secure payment of any such liability), to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any such Plan under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty; and neither of the Companies nor any member of a "controlled group" (as defined in ERISA Section 4001(a)(14)) currently has (or at the Closing Date will have) any obligation whatsoever to contribute to any "multi-employer pension plan" (as defined in ERISA Section 4001(a)(14)), nor has any withdrawal liability whatsoever (whether or not yet assessed) arising under or capable of assertion under Title IV of ERISA (including, but not limited to, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been incurred by any Plan. Further:

          (a) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;

          (b) no Plan which is subject to the provisions of Title IV of ERISA has been terminated;

          (c) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan which were not properly reported;

          (d) the valuation of assets of any Qualified Plan, as of the Closing Date, shall exceed the actuarial present value of all accrued pension benefits under any such Qualified Plan in accordance with the assumptions contained in the Regulations of the PBGC governing the funding of terminated defined benefit plans;

          (e) with respect to Plans which qualify as "group health plans" under
Section 4980B of the Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), the Companies and the Stockholders have complied (and on the Closing Date will have complied), in all respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and the Companies have no (and will incur no) direct or indirect liability and are not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Companies or the Stockholders, at any time prior to the Closing Date, to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the Companies or the Stockholders with respect to such group health plans;

          (f) the Companies are not now nor have they been within the past five years a member of a "controlled group" as defined in ERISA Section 4001(a)(14);

          (g) there is no pending litigation, arbitration, or disputed claim, settlement or adjudication proceeding, and to the Companies' knowledge, there is no threatened litigation, arbitration or disputed claim, settlement or adjudication proceeding, or any governmental or other proceeding, or investigation with respect to any Plan, or with respect to any fiduciary, administrator, or sponsor thereof (in their capacities as such), or any party in interest thereof;

          (h) the Company Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans, and no material funding changes or irregularities are reflected thereon which would cause such Company Financial Statements to be not representative of most prior periods; and

          (i) the Companies have not incurred liability under Section 4062 of ERISA.

     4.23  Conformity with Law; Litigation.

          (a) Except as set forth on Schedule 4.23(a), the Companies are not in violation of any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction which would have a Material Adverse Effect. The Companies have conducted and are conducting their business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and are not in violation of any of the foregoing which might have a Material Adverse Effect.

          (b) No Stockholder has, at any time: (i) committed any criminal act (except for minor traffic violations); (ii) engaged in acts of fraud, gross negligence or moral turpitude; (iii) filed for personal bankruptcy; or (iv) been an officer, director, manager, trustee or controlling shareholder of a company that filed for bankruptcy or Chapter 11 protection while he held such position or within two years thereafter.

          (c) Except as set forth on Schedule 4.23(c), there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Companies, threatened against or affecting the Companies at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Companies or against any of their respective properties or business.

     4.24  Taxes.

          (a)
              (i) The Companies have timely filed all Tax Returns due on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects.

              (ii) The Companies have paid in full on a timely basis all Taxes owed by them, whether or not shown on any Tax Return.

              (iii) The amount of the Companies' liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet, and the amount of the Companies' liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for Deferred Taxes) as such accruals are reflected on the books and records of the Companies on the Closing Date.

              (iv) There are no ongoing examinations or claims against the Companies for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.

              (v) The Companies have had a taxable year ended on June 30, in each year commencing January 4, 1982.

              (vi) The Companies currently utilize the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past 10 years. The Companies have not agreed to, and are not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

                (vii) The Companies have withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or third party.

                (viii) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) the Tax Returns of the Companies for the last five fiscal years have been delivered to USFloral.

                (ix) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Companies relating to or attributable to Taxes.

                (x) To the Companies' knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Companies or otherwise have a Material Adverse Effect.

                (xi) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Companies that, individually or collectively, could give rise to any payment (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

                (xii) Except as set forth on Schedule 4.24, the Companies are not, and have not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Companies have not assumed the tax liability of any other person under contract.

                (xiii) The Companies' tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Companies' tax books and records.

          (b)  For purposes of this Agreement:

               (i) the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipt taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

               (ii) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any tax.

     4.25 Absence of Changes. Since the Balance Sheet Date, the Companies have conducted their businesses in the ordinary course and, except as contemplated herein or as set forth on Schedule 4.25, there has not been:

          (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Companies;

          (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Companies;

          (c) any change in the authorized capital of the Companies or in their outstanding securities or any change in their ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

          (d) any declaration or payment of any dividend or distribution in respect of the capital stock, or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Companies;

          (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Companies to any of its officers, directors, Stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

          (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, which has had a Material Adverse Effect;

          (g) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Companies to any person, including without limitation the Stockholders and their affiliates;

          (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Companies, including without limitation any indebtedness or obligation of the Stockholders and their affiliates, provided that the Companies may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

          (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Companies or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Companies;

          (k) any waiver of any material rights or claims of the Companies;

          (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Companies are a party;

          (m) any transaction by the Companies outside the ordinary course of business;

          (n) any capital commitment by the Companies, either individually or in the aggregate, exceeding $25,000;

          (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Companies or the revaluation by the Companies of any of their assets;

          (p) any creation or assumption by the Companies of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

          (q) any entry into, amendment of, relinquishment, termination or non-renewal by the Companies of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Companies in excess of $25,000;

          (r) any loan by the Companies to any person or entity, incurring by the Companies, of any indebtedness, guaranteeing by the Companies of any indebtedness, issuance or sale of any debt securities of the Companies or guaranteeing of any debt securities of others;

          (s) the commencement or notice or, to the knowledge of the Companies, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Companies or any of its affairs; or

          (t) any negotiation or agreement by Saint Ann or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with USFloral and its representatives regarding the transactions contemplated by this Agreement).

     4.26 Deposit Accounts; Powers of Attorney. Schedule 4.26 sets forth a complete and accurate list as of the date of this Agreement, of:

          (a) the name of each financial institution in which the Companies have any account or safe deposit box;

          (b) the names in which the accounts or boxes are held;

          (c)  the type of account;

          (d) the name of each person authorized to draw thereon or have access thereto; and

          (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Companies and a description of the terms of such power.

     4.27  Environmental Matters.

          (a) Hazardous Material. Other than as set forth on Schedule 4.27(a), no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Companies have at any time owned, operated, occupied or leased. Schedule 4.27(a) identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on Real Property owned or leased by the Companies.

          (b) Hazardous Materials Activities. The Companies have not transported, stored, used, manufactured, disposed of or released, or exposed their employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor have the Companies disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) Permits. The Companies currently hold all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of Company Hazardous Material Activities and other business of the Companies as such activities and business are currently being conducted. All Environmental Permits are in full force and effect. The Companies (A) are in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) are in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Entities relating to pollution or protection of the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the Companies' knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. Schedule 4.27(d) includes a listing and description of all Environmental Permits currently held by the Companies.

          (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Companies, threatened concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Companies (or any person or entity whose liability the Companies have retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon the Companies (or any person or entity whose liability the Companies have retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

     4.28 Relations with Governments. The Companies have not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Companies to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

     4.29 Disclosure. The Companies have delivered to USFloral true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested in writing by USFloral. Without limiting any exclusion, exception or other limitation contained in any of the representations and warranties made herein, this Agreement, the Schedules hereto and all other documents and information furnished to USFloral and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If any Stockholder becomes aware of any fact or circumstance which would change a representation or warranty of any Stockholder in this Agreement or any representation made on behalf of the Companies, the Stockholder shall immediately give notice of such fact or circumstance to USFloral. However, such notification shall not relieve the Companies or the Stockholder of their respective obligations under this Agreement, and at the sole option of USFloral, the truth and accuracy of any and all warranties and representations of the Stockholders, at the date of this Agreement and as of the Closing Date, shall be a precondition to the consummation of this Agreement.

     4.30 USFloral Prospectus; Securities Representations. Each Stockholder has received and reviewed a copy of the prospectus dated March 18, 1998 including all supplements thereto (as supplemented, the "USFloral Prospectus") contained in USFloral's shelf registration statement on Form S-1 (File No. 333-39969). Each Stockholder (a) has such knowledge, sophistication and experience in business and financial matters that such Stockholder is capable of evaluating the merits and risks of an investment in the shares of USFloral Common Stock,
(b) fully understands the nature, scope, and duration of the limitations on transfer contained herein, and under applicable law, and (c) can bear the economic risk of any investment in the shares of USFloral Common Stock and can afford a complete loss of such investment. Each Stockholder has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of USFloral concerning the business, operations and financial condition of USFloral. None of the Stockholders has any contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any shares of USFloral Common Stock to be acquired by such Stockholder in the Stock Purchase. Each Stockholder acknowledges and agrees that USFloral has not and will not provide such Stockholder or any other party with a prospectus for such Stockholder's use in selling USFloral Common Stock.

     4.31 Affiliates. The Stockholders are the only persons who are, in the reasonable judgment of Saint Ann and each of the Stockholders, affiliates of the Companies within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the 1933 Act.

     4.32 Location of Chief Executive Offices. Schedule 4.32 sets forth the location of Saint Ann's or Selecta's chief executive offices.

     4.33 Location of Equipment and Inventory. All Inventory and Equipment held on the date hereof by the Companies are located at one of the locations shown on
Schedule 4.33. For purposes of this Agreement, (a) the term "Inventory" shall mean any "inventory" as such term is defined in the Uniform Commercial Code as in effect on October 16, 1997 in the State of New York (the "N.Y.U.C.C.") owned by the Companies as of the date hereof, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production, and all proceeds therefrom; and (b) the term "Equipment" shall mean any "equipment," as such term is defined in the N.Y.U.C.C. in effect as of October 16, 1997, owned by the Companies, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by the Companies, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

 5.  REPRESENTATIONS OF USFLORAL

     To induce the Companies and the Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, USFloral represents and warrants to the Companies and the Stockholders as follows:

     5.1 Due Organization. USFloral is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on USFloral. Copies of the Certificate of Incorporation and the Bylaws, each as amended, of USFloral (collectively, the "USFloral Charter Documents") have been made available to Saint Ann. USFloral is not in violation of any USFloral Charter Document.

     5.2 USFloral Common Stock. The shares of USFloral Common Stock to be delivered to the Stockholders at the Closing Date, when delivered in accordance with the terms of this Agreement, will be valid and legally issued shares of USFloral capital stock, fully paid and nonassessable.

     5.3 Authorization; Validity of Obligations. The representatives of USFloral executing this Agreement have all requisite corporate power and authority to enter into and bind USFloral to the terms of this Agreement. USFloral has the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by USFloral and the performance by USFloral of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of USFloral, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of USFloral enforceable in accordance with its terms.

     5.4 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of the USFloral Charter Documents;

          (b) subject, until the time of Closing, to compliance with any agreements between USFloral and its lenders, conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which USFloral is a party or by which U.S. Floral is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of USFloral's properties pursuant to (i) any law or regulation to which USFloral or any of its property is subject, or (ii) any judgment, order or decree to which USFloral is bound or any of its property is subject;

          (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of USFloral; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which USFloral is subject, or by which USFloral is bound, (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

     5.5 Capitalization of USFloral and Ownership of USFloral Stock. The authorized capital stock of USFloral consists of 100,000,000 shares of Common Stock, of which 12,924,193 shares were outstanding on February 27, 1998. All of the shares of USFloral Common Stock to be issued to the Stockholders in accordance herewith will be offered, issued, sold and delivered by USFloral in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares was or will be issued in violation of the preemptive rights of any stockholder of USFloral.

 6.  COVENANTS

     6.1  Tax Matters.

          (a) The following provisions shall govern the allocation of responsibility as between the Stockholders, on the one hand, and the Surviving Corporation, on the other, for certain tax matters following the Closing Date:

              (i) The Stockholders shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Companies for all periods ending on or before the Closing Date that are due after the Closing Date. Stockholders shall pay to the Surviving Corporation on or before the due date of such Tax Returns the amount of all Taxes shown as due on such Tax Returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on Saint Ann's books and records as of the Closing Date. Such Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to the reasonable review and approval by USFloral. To the extent reasonably requested by the Stockholders or required by law, USFloral and the Surviving Corporation shall participate in the filing of any Tax Returns filed pursuant to this paragraph.

              (ii) The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods which begin before the Closing Date and end after the Closing Date. The Stockholders shall pay to the Surviving Corporation within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Companies' books and records as of the Closing Date. For purposes of this
Section 6.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and
(y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Surviving Corporation.

              (iii) USFloral and the Surviving Corporation on one hand and the Stockholders on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Companies for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating to tax matters pertinent to the Companies that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

              (iv) The Stockholders shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, USFloral and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.

     6.2 Accounts Receivable. USFloral and the Surviving Corporation will use their reasonable best efforts to collect the Accounts Receivable. Any amounts received by the Surviving Corporation for a particular Account Receivable (i) that was not originally collected within ninety (90) days after the day on which it became due and payable and (ii) for which USFloral or the Surviving Corporation has not received indemnification pursuant to Article 9, shall be applied against amounts due on that particular Account Receivable and such amount shall be subtracted from the aggregate amount of Damages on the date of collection of such Account Receivable. Any amounts received by the Surviving Corporation for a particular Account Receivable (i) that was not originally collected within ninety (90) days after the day on which it became due and payable and (ii) for which USFloral or the Surviving Corporation has received indemnification pursuant to Article 9, shall be remitted to the Stockholders within fifteen (15) days of receipt by the Surviving Corporation.

     6.3  [Intentionally Omitted]

     6.4 Related Party Agreements. The Companies and/or the Stockholders, as the case may be, shall terminate any Related Party Agreements which USFloral requests the Companies or Stockholders to terminate in writing.

     6.5  Cooperation.

          (a) The Companies, the Stockholders and USFloral shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Companies shall execute any documentation reasonably required by USFloral's independent public accountants (in connection with such accountants' audit of the Companies) or the Nasdaq National Market.

          (b) The Stockholders and the Companies shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Companies cooperate with USFloral on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

          (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby.

          (d) The Companies, the Stockholders and USFloral shall file all notices and other information and documents required under the HSR Act (as defined in Section 4.3) as promptly as practicable after the date hereof.

     6.6 Conduct of Business Pending Closing. Between the date hereof and the Closing Date, each of the Companies will (except as requested or agreed by USFloral):

          (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

          (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

          (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

          (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

          (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

          (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

          (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

          (h) maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also Stockholders) in accordance with past practice.

     6.7 Access to Information. Between the date of this Agreement and the Closing Date, the Companies will afford to the officers and authorized representatives of USFloral access to (i) all of the sites, properties, books and records of the Companies and (ii) such additional financial and operating data and other information as to the business and properties of the Companies as USFloral may from time to time reasonably request, including without limitation, access upon reasonable request to the Companies' employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Stock Purchase.

     6.8 Prohibited Activities. Between the date hereof and the Closing Date, the Companies will not, without the prior written consent of USFloral:

          (a) make any change in their Articles of Incorporation or Bylaws, or authorize or propose the same;

          (b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to their securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

          (c) declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

          (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice, in an amount in excess of $25,000, including contracts to provide services to customers;

          (e) increase the compensation payable or to become payable to any officer, director, Stockholder, employee, agent, representative or independent contractor; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any Company Plan or Company Benefit Arrangement; or grant any severance or termination pay;

          (f) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

          (g) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

          (h) acquire or negotiate for the acquisition of (by stock purchase, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Companies;

          (i) merge or consolidate or agree to merge or consolidate with or into any other corporation;

          (j) waive any material rights or claims of the Companies, provided that the Companies may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

          (k) commit a breach of or amend or terminate any material agreement, permit, license or other right;

          (l) enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with the Companies or any officer, director or Stockholder of the Companies or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

          (m) commence a lawsuit other than for routine collection of bills;

          (n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (o) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns, withholding tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of USFloral; or

          (p) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 6.8(a) through (o) above, or any action which would make any of the representations and warranties of the Companies and the Stockholders contained in this Agreement untrue or result in any of the conditions set forth in Articles 7 and 8 not being satisfied.

     6.9 Notice to Bargaining Agents. Prior to the Closing Date, the Companies shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, if requested by USFloral in writing, and shall provide USFloral with proof that any required notice has been sent.

     6.10  Sales of USFloral Common Stock.

          (a) No Stockholder will, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of one-half of the shares of USFloral Common Stock to be received by such Stockholder in the Stock Purchase prior to the date that is, (i) with respect to one-third of the shares, eighteen months from the Closing Date, (ii) with respect to two-thirds of the shares, twelve months from the Closing Date and (iii) with respect to all of the shares, six months from the Closing Date.

          (b) Each Stockholder acknowledges and agrees that USFloral will not provide such Stockholder with a prospectus for such Stockholder's use in selling the shares of USFloral Common Stock to be received by such Stockholder in the Stock Purchase, and agrees to sell such shares only in accordance with the requirements, if any, of Rule 145(d) promulgated under the 1933 Act. USFloral acknowledges that the provisions of this Section 6.10(b) will be satisfied as to any sale by a Stockholder of the USFloral Common Stock Stockholder may acquire pursuant to the Stock Purchase pursuant to Rule 145(d) under the Securities Act, by a broker's letter and a letter from the Stockholder with respect to that sale stating that the applicable requirements of Rule 145(d)(1) have been met or are inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3) provided, however, that USFloral has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 145(d) and subject to any changes in Rule 145 after the date of this Agreement.

          (c) The certificate or certificates evidencing the shares of USFloral Common Stock to be delivered to the Stockholders in the Stock Purchase will bear restrictive legends substantially in the following forms:

          THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED PURSUANT TO A REGISTRATION STATEMENT COVERING THE TRANSFER OF SUCH SHARES OR A VALID EXEMPTION FROM REGISTRATION.

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL HOLDING PERIOD EXPIRING ON ***, PURSUANT TO THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF APRIL 3, 1998, AMONG THE ISSUER AND THE STOCKHOLDERS OF SAINT ANN TRADING CORPORATION, A FLORIDA CORPORATION. PRIOR TO THE EXPIRATION OF SUCH HOLDING PERIOD, SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) WHEN THE HOLDING PERIOD HAS EXPIRED.

*** Certificates representing one-third of the shares of USFloral Common Stock issued will read "October 3, 1998," one-third will read "April 3, 1999" and one-third will read "October 3, 1999."

     6.11 USFloral Stock Options. As soon as practicable after the Closing, options to purchase such number of shares of USFloral Common Stock as shall have a fair market value as of the Closing Date equal to 6.25% of the Purchase Price provided for in Section 1.2 above shall be available for issuance to the key employees of the Surviving Corporation after the Closing, as determined by the Surviving Corporation's President (or other officer or director designated by the Surviving Corporation and acceptable to USFloral) in accordance with USFloral's policies, and authorized and issued under the terms of USFloral's 1997 Long-Term Incentive Plan.

     6.12  Other Covenants.

          (a) The Companies shall transfer to Juan Mejia the vehicle leases for the 1996 Mercedes SL600 vehicle and the 1997 Saab 900SE Convertible vehicle upon Closing.

          (b) Selecta shall offer Juan Mejia the option to purchase any life insurance policies on the life of Juan Mejia at a cash surrender value to be reasonably agreed to by both Juan Mejia and Selecta.

          (c) Within twenty-one (21) days after Closing, USFloral shall have received an opinion from counsel in Panama that this agreement is duly executed and enforceable under the laws of Panama.

          (d) The Stockholders will not use the assets of the Companies located in Colombia for any purpose except for use in connection with their work for the Companies unless they receive the consent of the Companies.


 7.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF USFLORAL

     The obligation of USFloral to effect the Stock Purchase is subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

     7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Stockholders and the Companies contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Companies and the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Companies and by each of the Stockholders shall have been delivered to USFloral.

     7.2  No Litigation.   No temporary restraining order, preliminary or
permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USFloral's proposed acquisition of the Companies, or limiting or restricting USFloral's conduct or operation of the business of the Companies (or their own businesses) following the Stock Purchase shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened against USFloral or the Companies, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Companies.

     7.3 No Material Adverse Change. There shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Companies, taken as a whole, since the Balance Sheet Date; and USFloral shall have received a certificate signed by each Stockholder dated the Closing Date to such effect.

     7.4 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Companies and the Stockholders of the transactions contemplated hereby, shall have been obtained and made. Any waiting period applicable to the consummation of the Stock Purchase under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     7.5 Opinion of Counsel. USFloral shall have received an opinion from counsel to Saint Ann and the Stockholders, dated the Closing Date, in a form reasonably satisfactory to USFloral.

     7.6 Charter Documents. USFloral shall have received (a) a copy of the Articles of Incorporation of the Companies certified by an appropriate authority in their respective state of incorporation and (b) a copy of the Bylaws of the Companies certified by the Secretary of the Companies, and such documents shall be in form and substance reasonably acceptable to USFloral.

     7.7 Quarterly Financial Statements. USFloral shall have received from the Companies completed quarterly financial statements through December 31, 1997 in a form reasonably satisfactory to USFloral, and the Stock Purchase shall have been approved by USFloral's lenders.

     7.8 Due Diligence Review. The Companies shall have made such deliveries as are called for by this Agreement. USFloral shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Companies.

     7.9 Delivery of Closing Financial Certificate. USFloral shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of Selecta and by each of the Stockholders, setting forth:

          (a) the net worth of Selecta as of the last day of its most recent fiscal year (the "Certified Year-End Net Worth");

          (b) the net worth of Selecta as of the Closing Date (the "Certified Closing Net Worth");

          (c) the earnings of Selecta before interest and taxes (after the addition of "add-backs" set forth on Schedule 4.9(b)(i)) for the most recent fiscal year preceding the Closing Date (the "Certified Year-End EBIT"); and

          (d) a statement that all of Selecta financial conditions set forth in
Section 4.9 of the Agreement are satisfied as of the Closing Date.

The parties acknowledge and agree that for purposes of determining the Certified Closing Net Worth and the Certified Closing EBIT, Saint Ann shall not take account of any increase in intangible assets (including without limitation goodwill, franchises and intellectual property) accounted for after June 30, 1997.

     7.10  [Intentionally Omitted]

     7.11 Employment Agreements. Cecilia Vicente shall have entered into an employment agreement with Selecta in a form reasonably satisfactory to USFloral.

     7.12 Stockholders' Release. The Stockholders shall each have delivered to USFloral an instrument dated the Closing Date releasing the Companies and USFloral from any and all claims of such Stockholder against the Companies (except as otherwise specified in such release).

     7.13  Related Party Agreements.  The Companies shall have delivered to
USFloral:

          (a) an executed Flower Supply Agreement, in the form of Annex I
                                                                  -------
attached hereto, between the Companies and those farms in which the Stockholders have an interest which are listed on Schedule 7.13(a) attached hereto; and

          (b) evidence of repayment of all amounts due from, or due to, Juecla, the Stockholders and all entities in which the Stockholders have an interest. Such amounts shall include all accounts receivable.

     7.14 Termination of Payments for Add-Backs. USFloral shall have received a certificate, dated as of the Closing Date, signed on behalf of the Companies that no payments are required to be made by the Surviving Corporation, from and after the Closing Date, in respect of those items set forth on Schedule 4.9(b) hereof.

 8.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANIES AND THE
     STOCKHOLDERS

     The obligation of the Stockholders and the Companies to effect the Stock Purchase are subject to the satisfaction or waiver, at or before the Closing Date, of the following conditions and deliveries:

     8.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of USFloral contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by USFloral on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of USFloral shall have been delivered to Saint Ann and the Stockholders.

     8.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USFloral's proposed acquisition of Selecta, or limiting or restricting USFloral's conduct or operation of the business of the Companies (or their own businesses) following the Stock Purchase shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against USFloral or the Companies, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the USFloral and its subsidiaries taken as a whole.

     8.3 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by USFloral of the transactions contemplated herein, shall have been obtained and made. Any waiting period applicable to the consummation of the Stock Purchase under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     8.4 Employment Agreements. Selecta shall have afforded Cecilia Vicente an opportunity to enter into an employment agreement with Selecta in a form reasonably satisfactory to USFloral.

 9.  INDEMNIFICATION

     9.1 General Indemnification by the Stockholders. Each Stockholder, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless USFloral and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

          (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

              (i) any breach of any representation or warranty of the Stockholders or the Companies set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of any Stockholder or the Companies in connection herewith; or

              (ii) any nonfulfillment of any covenant or agreement by the Stockholders or, prior to the Closing Date, the Companies, under this Agreement; or

              (iii) the business, operations or assets of the Companies prior to the Closing Date or the actions or omissions of Saint Ann's directors, officers, shareholders, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Saint Ann Financial Statements, this Agreement or the Schedules to this Agreement; or

              (iv) the matters disclosed on Schedules 4.23 (conformity with law; litigation), 4.24 (taxes) and 4.27 (environmental matters); and

          (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 9.1.

          (c) Amounts due and payable for anti-dumping duties for periods prior to March 1, 1998 in amounts in excess of reserve for such anti-dumping duties and any rebates received before or after Closing relating to anti-dumping review by the United States Department of Commerce.

     9.2  Limitation and Expiration.  Notwithstanding the above:

          (a) there shall be no liability for indemnification under Section 9.1 unless, and solely to the extent that, the aggregate amount of Damages (such aggregate amount shall not include any Damages resulting from a breach of representations and warranties in Section 4.9(a)) exceeds $75,000 (the "Indemnification Threshold"); provided, however, that the Indemnification Threshold shall not apply to (i) adjustments to the Purchase Price as set forth in Sections 1.2 and 2.1; (ii) Damages arising out of any breaches of the covenants of the Stockholders set forth in this Agreement or representations and warranties made in Sections 4.4 (capital stock of Saint Ann), 4.5 (transactions in capital stock), 4.9 (Saint Ann financial conditions), 4.18 (material contracts and commitments),

4.23 (conformity with law; litigation), 4.24 (taxes) and 4.27 (environmental matters); or (iii) Damages described in Sections 9.1(a)(iv) and 9.1(c).

          (b) the aggregate amount of the Stockholders' liability under this
Article 9 shall not exceed the Purchase Price; provided, however, that the Stockholders' liability for Damages arising out of any breaches of the representations made in Sections 4.24 (taxes) or 4.27 (environmental matters) or Damages described in Sections 9.1(a)(ii), 9.1(a)(iv) and 9.1(c) shall not be subject to such limitation;

          (c) the indemnification obligations under this Article 9, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 9.2(c):

               (i)
                     (1) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 9.2(c), the first anniversary of the Closing Date, or

                     (2) with respect to representations and warranties contained in Sections 4.22 (employee benefit plans), 4.24 (taxes), 4.27 (environmental matters), and the indemnification set forth in Section 9.1(a)(ii), (iii) or (iv), on (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, (x) ten (10) years after the Closing Date if the Claim is related to the cost of investigating, containing, removing, or remediating a release of Hazardous Material into the environment, or (y) five (5) years after the Closing Date for any other Claim covered by clause (i)(2)(B) of this Section 9.2(c); or

              (ii) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 9.2(c) (such claims referred to as "Pending Claims").

     9.3 Indemnification Procedures. All claims or demands for indemnification under this Article 9 ("Claims") shall be asserted and resolved as follows:

          (a) In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 9.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Stockholders' Representative of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Stockholders' Representative does not notify the Indemnified Party within thirty days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this
Section 9.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty days and, for sixty days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such

Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

          (b)
              (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Stockholders' Representative. The Stockholders' Representative shall have thirty days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

              (ii) In the event that Stockholders' Representative timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

              (iii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Stockholders' Representative, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Surviving Corporation or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

          (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

          (d) Subject to the provisions of Section 9.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section 9.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

          (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 9, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

     9.4 Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Companies, the Stockholders, and USFloral in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Companies and the Stockholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 9.2. The representations of USFloral will survive the Closing and will remain in effect until, and will expire upon the first anniversary of the Closing date.

     9.5 Remedies Cumulative. The remedies set forth in this Article 9 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

     9.6 Right to Set Off. USFloral shall have the right, but not the obligation, to set off, in whole or in part, against the Pledged Assets, amounts finally determined under Section 9.3 to be owed to USFloral by the Stockholders under Section 9.1 hereof.

 10. NONCOMPETITION

     10.1 Prohibited Activities. The Stockholders agree that for a period of three years following the Closing, they shall not:

          (a) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Surviving Corporation or USFloral, including without limitation the importing, brokerage, manufacture, assembly, packaging, distribution, shipping or marketing of floral products (including, without limitation, hardgoods), or any business engaging in the consolidation of the floral industry, within the United States of America (the "Territory");

          (b) call upon any person who is, at that time, within the Territory, an employee of USFloral or any subsidiary of USFloral in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of USFloral or such subsidiary;

          (c) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of USFloral or any subsidiaries of USFloral, Saint Ann within the Territory for the purpose of soliciting or selling floral products within the Territory;

          (d) call upon any prospective acquisition candidate, on their own behalf or on behalf of any competitor, which candidate was either called upon by any of them or for which any of them made an acquisition analysis for themselves or USFloral or any subsidiaries of USFloral, the Companies; or

          (e) disclose customers, whether in existence or proposed, of the Companies to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Stockholders from (i) acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or in the over-the-counter market or (ii) engaging in any activity to which USFloral shall have provided its prior written consent, including, without limitation, pursuant to the Supply Agreement.

     10.2 Damages. Because of the difficulty of measuring economic losses to USFloral and the Surviving Corporation as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to USFloral and the Surviving Corporation for which they would have no other adequate remedy, the Stockholders agree that, in the event of a breach by them of the foregoing covenant, the covenant may be enforced by USFloral or the Surviving Corporation by, without limitation, injunctions and restraining orders.

     10.3 Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Article 10 impose a reasonable restraint on the Stockholders in light of the activities and business of USFloral on the date of the execution of this Agreement and the current and future plans of USFloral and the Surviving Corporation (as successors to the businesses of Saint Ann).

     10.4 Severability; Reformation. The covenants in this Article 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     10.5 Independent Covenant. All of the covenants in this Article 10 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Stockholders against the Companies, the Surviving Corporation or USFloral, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. It is specifically agreed that the period of two years stated above, shall be computed by excluding from such computation any time during which any Stockholder is in violation of any provision of this
Article 10 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action USFloral or the Surviving Corporation seeks to enforce the agreements and covenants of the Stockholders or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement; provided, however, that if any Stockholder is found not to be in violation of the agreements or covenants in any such activity the period during which the action was pending shall not be excluded from such computation.

     10.6 Materiality. The Companies and each Stockholder hereby agree that the covenants set forth in this Article 10 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

 11. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     11.1 Stockholders. The Stockholders recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information of Saint Ann, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Companies and the Companies' business. The Stockholders agree that they will not disclose any confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of USFloral, unless the Stockholders can show that such information has become known to the public generally through no fault of the Stockholders. In the event of a breach or threatened breach by the Stockholders of the provisions of this Article 11, USFloral and the Surviving Corporation shall be entitled to an injunction restraining the Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting USFloral and the Surviving Corporation from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     11.2 USFloral. USFloral recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date will have, access to certain confidential information of Saint Ann, such as lists of customers, operational policies, pricing and cost policies that are valuable, special and unique assets of the Companies and the Companies' business. USFloral agrees that it will not disclose any confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without prior written consent of the Stockholders. In the event of a breach or threatened breach by USFloral of the provisions of this Article 11, the Stockholders shall be entitled to an injunction restraining USFloral from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     11.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, USFloral, the Surviving Corporation and the Stockholders agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.

 12. GENERAL

     12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

          (a) by mutual consent of the boards of directors of USFloral and the Companies; or

          (b) by the Stockholders and the Companies as a group, on the one hand, or by USFloral, on the other hand, if the Closing shall not have occurred on or before April 6, 1998, provided that the right to terminate this Agreement under this Section 12.1(b) shall not be available to either party (with the Stockholders and the Companies deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (c) by the Stockholders and the Companies as a group, on the one hand, or by USFloral, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders and the Companies deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

          (d) by the Stockholders and the Companies as a group, on the one hand, or by USFloral, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Stock Purchase; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the Stock Purchase by any governmental entity which would make the consummation of the Stock Purchase illegal.

     12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders. Notwithstanding the foregoing sentence, (i) the provisions of this Article 12 shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and
(iii) in the event of termination of this Agreement pursuant to Section 12.1(c) above, then notwithstanding the provisions of Section 12.7 below, the breaching party (with the Stockholders and the Companies deemed to be a single party for purposes of this Article 12), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

     12.3 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of USFloral, and the heirs and legal representatives of the Stockholders.

     12.4 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 12.4. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     12.5 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

     12.6 Brokers and Agents. Each of USFloral, on the one hand, and the Stockholders and the Companies (as a group), on the other hand, represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

     12.7 Expenses. USFloral has and will pay the fees, expenses and disbursements of USFloral and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders (and not the Companies) have and will pay the fees, expenses and disbursements of the Stockholders, the Companies, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

     12.8 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the noncompetition provisions set forth in Article 10 and the confidentiality obligations set forth in Article 11. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

     12.9 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

     If to USFloral or the Surviving Corporation, to:

          U.S.A. Floral Products, Inc.
          1025 Thomas Jefferson Street, N.W., Suite 600 West
          Washington, D.C.  20007
          Attn:  Robert J. Poirier,
                 Chairman, President and Chief Executive Officer
          (Telefax:  202-333-0803)

          with a required copy to:

          David A. Gerson, Esquire
          Morgan, Lewis & Bockius LLP
          One Oxford Centre
          Pittsburgh, Pennsylvania  15219
          (Telefax:  412-560-3399)

     If to any Stockholder or the Stockholder Representative, to:

          Juan Mejia
          5260 N.E. 28 Avenue
          Fort Lauderdale, Florida  33308
          (Telefax:  954-772-9435)

          with a required copy to:

          Steven H. Hagen, Esquire
          Holland & Knight LLP
          701 Brickell Avenue
          Miami, Florida  33131
          (Telefax:  305-789-7799)
or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

     12.10 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction.

     12.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 11.4.

     12.12 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

     12.13 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

     12.14 Accounting Terms. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.


                           [Execution Page Following]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              U.S.A. FLORAL PRODUCTS, INC.


                              By:   /s/  Robert J. Poirier
                                 --------------------------------------------
                                    Robert J. Poirier
                                    Chairman, President and CEO

                              SELECTA FARMS, INC.


                              By:   /s/  Juan Mejia
                                 --------------------------------------------
                                    Juan Mejia, President

                              SAINT ANN TRADING CORPORATION


                              By:   /s/  Juan Mejia
                                 --------------------------------------------
                              Name:            Juan Mejia
                              Title:           President
                              STOCKHOLDER:

                              JUECLA INVESTMENT CORPORATION


                              By:   /s/   Juan Mejia
                                 --------------------------------------------


                              Stockholders of Juecla Investment Corporation

                              /s/  Juan Mejia
                                 --------------------------------------------
                              Juan Mejia

                              /s/  Olga Kopp de Samper
                                 --------------------------------------------
                              Olga Kopp de Samper

                                   SCHEDULES


SCHEDULE 1.2             [Adjustments to Purchase Price]

SCHEDULE 2.1             [Post-Closing Audit Checklist]

SCHEDULES TO ARTICLE 4   [Schedules of exceptions to the representations and
                         warranties]

SCHEDULE 7.13            [List of Farms]



                                    ANNEXES

ANNEX I                  [Form of Flower Supply Agreement]

The Schedules and Annexes to this Agreement will be provided to the Commission supplementally upon request.